SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary Proxy Statement
(X)  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                        Stanley Furniture Company, Inc.
               (Name of Registrant as Specified in its Charter)

                        Stanley Furniture Company, Inc.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                               Stanley Furniture Company, Inc.
                                          Route 57
                                Stanleytown, Virginia  24168



                          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  To be held April 26, 1994

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's principal executive offices, Route 57, Stanleytown, Virginia on Tuesday, April 26, 1994, at 11:00 A.M., for the following purposes:

            (1) To elect directors to serve on the Company's Board of Directors;

            (2) To ratify the selection of Coopers & Lybrand as the independent public accountants for the Company for 1994; and

            (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

      The shareholders of record of the Company's common stock at the close of business on February 28, 1994 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

      Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                           By Order of the Board of Directors,

                                                 Douglas I. Payne
                                                 Secretary

March 7, 1994

                               Stanley Furniture Company, Inc.
                                          Route 57
                                Stanleytown, Virginia  24168

                                       PROXY STATEMENT

                               ANNUAL MEETING OF SHAREHOLDERS
                                       April 26, 1994


      The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the











Annual Meeting of Shareholders to be held on Tuesday, April 26, 1994, at 11:00 A.M., at the Company's principal executive offices, Route 57, Stanleytown, Virginia and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 7, 1994 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on February 28, 1994. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

      The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                        VOTING RIGHTS

      The holders of record of 4,718,639 shares of Common Stock outstanding on February 28, 1994 will be entitled to one vote for each share held on all matters coming before the meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the meeting can elect all of the directors to be elected at the meeting. The ML-Lee Acquisition Fund, L.P., a Delaware limited partnership (the "Lee Fund") owns approximately 57% of the outstanding Common Stock and can elect the entire Board of Directors without the vote of any other shareholder. See "Security Ownership of Certain Beneficial Owners and Management."


                                    ELECTION OF DIRECTORS

      The Board of Directors of the Company presently consists of five directors whose term of office expire at the 1994 Annual Meeting. At the 1994 Annual Meeting, five directors are to be elected to serve on the Company's Board of Directors for staggered terms expiring at the Annual Meetings of Shareholders to be held in 1995, 1996 and 1997. The Company proposes the reelection of Messrs. Harkins and Prillaman for three-year terms expiring at the time of the 1997 Annual Meeting, the reelection of Messrs. Boll and Webb for two-year terms expiring at the time of the 1996 Annual Meeting and the reelection of Mr. Mack for a one-year term expiring at the time of the 1995 Annual Meeting.

      The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.


NOMINEES FOR ELECTION AT THE 1994 ANNUAL MEETING


Nominees for Election for Three-Year Terms Ending 1997

      David V. Harkins, 53, has been a Director of the Company since September 1988. He is a Senior Managing Director of the Thomas H. Lee Company (the
"Lee Company"), a sole proprietorship engaged in acquiring or making controlling investments in established operating companies. Mr. Harkins is also Senior Vice President and a Trustee of Thomas H. Lee Advisors I, Inc., a Massachusetts business trust ("THL Advisors I") which is responsible for the identification of investments made by the Lee Fund. Mr. Harkins is also Senior Vice President of T. H. Lee Mezzanine II ("Mezzanine II"), which is the general partner of Thomas H. Lee Advisors II, L.P., a Delaware limited partnership ("THL Advisors II"), which is responsible for the identification of investments made by the ML-Lee Acquisition Fund II, L.P. and the ML-Lee Acquisition Fund II (Retirement Accounts), L.P., both Delaware limited partnerships (together the "Lee Fund II"). THL Advisors I and THL Advisors
II also perform managerial functions for the Lee Fund and Lee Fund II, respectively, of the type usually carried out by an investment advisor to a business development company. Mr. Harkins is chairman of National Dentex Corporation and also a director of Kevlin Microwave Corporation and Equicredit Corporation.

      Albert L. Prillaman, 48, has been a Director of the Company since March 1986, President and Chief Executive Officer of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with predecessors of the Stanley Furniture division of the Company since 1969.


Nominees for Election for Two-Year Terms Ending 1996

      C. Hunter Boll, 38, has been a Director of the Company since September 1988. Mr. Boll is a Managing Director of the Lee Company and a Vice President of THL Advisors I and Mezzanine II. From 1984 to 1986, Mr. Boll was a consultant with The Boston Consulting Group, which renders general business consulting services. Mr. Boll is a director of Snapple Beverage Corp.

      Lawrence E. Webb, Jr., 46, has been a Director of the Company since June 1986 and Executive Vice President of the Company and its predecessor since July 1983 and Chief Operating Officer since December 1990.













Nominee for Election for One-Year Term Ending 1995

      Edward J. Mack, 78, has been a Director of the Company since January 17, 1989. From 1948 to 1981 Mr. Mack served in various capacities with Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company for more than five years.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The Company has an Audit Committee, presently consisting of Messrs. Harkins, Boll and Mack, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met once in 1993.

      The Company has a Compensation Committee, presently consisting of Messrs. Harkins, Boll and Mack, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 Stock Option Plan and has authority to grant options under such plan to officers and key employees, as designated by the Compensation Committee, and to determine the terms of such options in accordance with such plans. The Compensation Committee met once during 1993.

      The full Board of Directors met five times during 1993. Each incumbent director, other than Mr. Boll, attended or acted upon at least 75% of the total 1993 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

      Mr. Mack receives compensation for serving as a Director at the rate of $15,000 per year. None of the other directors receive any separate compensation for serving in that capacity.


NOMINATIONS FOR DIRECTOR

      The Company's Bylaws provide that a shareholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such shareholders' intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting or, in the case of special meetings or the Company's 1994 Annual Meeting, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Any shareholder wishing to nominate one or more persons as director must submit the following information in writing: (1) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the shareholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

      By requiring advance notice of shareholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a shareholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

      The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements, except that Edward J. Mack, a Company director, inadvertently failed to report his initial beneficial ownership in January 1989, nine stock dividends received quarterly from March 1989 to March 1991 and a purchase of 1,000 shares of Common Stock in October 1993. Corrective filings have been made.


COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth, for the years ended December 31, 1993, 1992 and 1991, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1993 were the Company's Chief Executive Officer and the other four executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1993 (collectively, the "Named Executive Officers").

                                                 SUMMARY COMPENSATION TABLE(1)

                                                           Annual Compensation
                                          ----------------------------------------------  Long Term
                                                                                         Compensation
                   Name and                                                              ------------
                   Principal                                                Other Annual   Options        All Other
                   Position               Year        Salary      Bonus     Compensation   Granted     Compensation(2)
                   --------               ----        ------      -----     ------------   -------     ---------------
           ALBERT L. PRILLAMAN
           Chairman of the Board,         1993       $310,000    $217,000     $4,775        26,383        $21,316
           President and Chief            1992        275,000     192,500      3,943       263,827         21,316
           Executive Officer . . . .      1991        275,000           0













           LAWRENCE E. WEBB, JR.          1993       $230,000    $138,000     $3,087        16,975        $17,797
           Executive  Vice   President    1992        200,000     120,000      2,483       169,745         17,797
           and Chief Operating Officer    1991        200,000           0

           C. WILLIAM CUBBERLEY, JR.      1993       $195,000    $ 97,500     $2,519         2,998
           Vice President-Sales and       1992        170,000      85,000      2,082        29,979
           Marketing . . . . . . . .      1991        170,000           0


           BOBBY I. HODGES                1993       $134,004    $ 50,000     $3,622         3,729
           Vice President-                1992        124,480      50,000      1,298        37,294
           Manufacturing . . . . . .      1991        121,980           0


           DOUGLAS I. PAYNE               1993       $112,008    $ 30,000     $  374         1,228
           Vice President of Finance,     1992         91,200      35,000        366        12,287
           Treasurer and Secretary .      1991         89,480           0



____________
(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded from 1991.

(2) Amounts of All Other Compensation listed for Messrs. Prillaman and Webb are amounts paid in premiums by the Company in connection with split-dollar life insurance agreements maintained with these individuals.


Option Grant Table

      The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1993 to the Named Executive Officers.

                                                                OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              Potential Realizable Value at
                                                                                                 Assumed Annual Rates of
                                                                                                Stock Price Appreciation
                                                       Individual Grants                             For Option Term











                                    ------------------------------------------------------         --------------------
                                                   % of Total
                                                 Options Granted   Exercise
                                     Options     to Employees in   Price per    Expiration
Name                                Granted(1)     Fiscal Year       Share         Date             5%($)           10%($)
- ----                                ----------   ---------------   ---------    ----------          -----           ------
Albert L. Prillaman                   26,383          39.8%          $8.50       12/08/02         $131,124         $327,149
Lawrence E. Webb Jr.                  16,975          25.6%          $8.50       12/08/02         $ 84,366         $210,490
C. William Cubberley, Jr.              2,998           4.5%          $8.50       12/08/02         $ 14,900         $ 37,175
Bobby I. Hodges                        3,729           5.6%          $8.50       12/08/02         $ 18,533         $ 46,240
Douglas I. Payne                       1,228           1.9%          $8.50       12/08/02         $  6,103         $ 15,227

____________
(1) All grants vested and became exercisable upon closing of the Company's public offering of Common Stock in July 1993.


Option Value Table

      The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers. All options are currently exercisable.

                           1993 YEAR END OPTION VALUES

                                                              Value of
                                              Number of      Unexercised
                                             Unexercised    In-the-Money
                                             Options at        Options
                                             Fiscal Year    at Fiscal Year
                 Name                          End (#)        End ($)(1)
                 ----                        -----------    --------------
Albert L. Prillaman. . . . . . . . . . . .     290,210        $264,488
Lawrence E. Webb, Jr.. . . . . . . . . . .     186,720        $170,172
C. William Cubberley, Jr.. . . . . . . . .      32,977        $ 30,054
Bobby I. Hodges. . . . . . . . . . . . . .      41,023        $ 37,385
Douglas I. Payne . . . . . . . . . . . . .      13,515        $ 12,315

_____________

(1) In-the-Money Options are those where the 1993 year-end fair market value of the underlying shares of Common Stock (as determined by the closing price on the Nasdaq National Market) exceeds the exercise price of the option.

      Employment Agreements. Mr. Prillaman has an employment agreement with the Company which provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary of at least $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 70% of his base salary in effect from time to time, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement had an initial term ending December 31, 1993, and is automatically extended for an additional year thereafter at the end of each year unless either party to the agreement gives notice on or before December 31 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given and Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. Upon termination of the employment agreement, the agreement provides that Mr. Prillaman will not compete with the Company for the greater of two years or the remainder of the contract term.

      Mr. Webb also has an employment agreement with the Company which is on the same terms as discussed above with respect to Mr. Prillaman, except that Mr. Webb serves as Executive Vice President and Chief Operating Officer of the Company. Mr. Webb's base salary is at least $200,000 and Mr. Webb is entitled to a graduated bonus amount up to a maximum of 60% of his base salary in effect from time to time.

      In addition, the Company has entered into an employment agreement with
C. William Cubberley, Jr., Vice President-Sales and Marketing of the Company, on similar terms as discussed above with respect to Messrs. Prillaman and Webb, except that Mr. Cubberley serves as Vice President, his base salary is at least $170,000 and he is entitled to receive a graduated bonus amount up to a maximum of 50% of his base salary in effect from time to time.

      In connection with the employment agreements with Messrs. Prillaman and Webb, the Company has entered into split-dollar life insurance agreements with each of these individuals under which the Company has agreed to pay premiums with respect to a life insurance policy for such individual until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Messrs. Prillaman and Webb are obligated to repay such premiums to the Company. Each of Messrs. Prillaman and Webb has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policies. The initial face amount of the policy for Mr. Prillaman is $1 million and for Mr. Webb is $750,000. During the year ended December 31, 1993 the Company paid $21,316 and $17,797, respectively, in premiums for the policies of Messrs. Prillaman and Webb.

      Defined Benefit Pension Plans.   The Company maintains qualified defined
benefit pension plans for all its eligible employees, the Stanley Retirement Plan (the "Stanley Furniture Plan"). The Company also maintains a nonqualified, unfunded supplemental retirement plan (described below) for certain of its employees.

      The following table shows estimated annual benefits payable in the form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1988 before reduction for social security benefits. Internal Revenue Code Section 415 limits are not considered.



                               Years of Credited Service
                                      (as defined)
                                      ------------
 Average Annual
  Compensation     10            15           20          25           30            35
  ------------     --            --           --          --           --            --
   $125,000      $18,750     $ 28,125     $ 37,500    $ 46,875     $ 56,250     $  65,625
    150,000       22,500       33,750       45,000      56,250       67,500        78,750
    175,000       26,250       39,375       52,500      65,625       78,750        91,875
    200,000       30,000       45,000       60,000      75,000       90,000       105,000
    250,000       37,500       56,250       75,000      93,750      112,500       131,250
    300,000       45,000       65,300       90,000     112,500      135,000       157,500
    350,000       52,500       78,750      105,000     131,250      157,500       183,750
    400,000       60,000       90,000      120,000     150,000      180,000       210,000
    450,000       67,500      101,250      135,000     168,750      202,500       236,250
    500,000       75,000      112,500      150,000     187,500      225,000       262,500
    600,000       90,000      135,000      180,000     225,000      270,000       315,000


      Through 1988, the annual retirement benefit is the larger of (a) 1-1/2% of a participant's Final Average Earnings multiplied by the participant's years of credited service (as defined) up to a maximum of 37 years, reduced by 2% of the annual primary Social Security benefit multiplied by the years of credited service and (b) $30 multiplied by the years of credited service (the "Old Formula"). "Final Average Earnings" are the average earnings, excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401(k) Plan), and special payments authorized by the Company Board, for the five highest-paid years during the preceding 10 years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table.

      Effective in 1989, the annual retirement benefit is the sum of (a) 75/100 of 1% of Average Earnings during each year of service multiplied by years of credited service up to a maximum of 37 years and (b) 1/2 of 1% of Average Earnings during each year of service in excess of Covered Compensation multiplied by years of credited service up to a maximum of 35 years (the "New Formula"). Effective January 1, 1994, the maximum of 37 years was eliminated from part (a) of the formula. "Average Earnings" are the average of the calendar years of compensation paid excluding gifts and credit awards except as otherwise determined by the administrative committee, deferred compensation (other than amounts deferred by the participant in a 401 (k) Plan), and special payments authorized by the Company Board, from January 1, 1987 through actual retirement age, but not greater than the average of the final five calendar years. Such remuneration is generally equal to the salary and bonuses reported in the compensation table. "Covered Compensation" is the average of the social security taxable wage bases for each calendar year during the thirty-five year period ending with the last day of the preceding calendar year in which a participant attains his social security retirement age.

      The following table shows estimated annual benefits payable in the form of a straight life annuity upon retirement to employees at the specified remuneration and in various years of service classifications, assuming retirement at age 65 on December 31, 1993 using the New Formula. Internal Revenue Code Section 415 limits are not considered.


                                    Years of Credited Service
                                         (as defined)
                                         ------------
   Average Annual
    Compensation      10          15          20          25          30         35
    ------------      --          --          --          --          --         --
      $125,000     $14,565     $21,848     $29,131     $36,414     $43,696    $50,979
       150,000      17,690      26,536      35,381      44,226      53,071     61,916
       175,000      20,815      31,223      41,631      52,039      62,446     72,854
       200,000      23,940      35,911      47,881      59,851      71,821     83,791
       250,000      30,190      45,286      60,381      75,476      90,571    105,666
       300,000      36,440      54,661      72,881      91,101     109,321    127,541
       350,000      42,690      64,036      85,381     106,726     128,071    149,416
       400,000      48,940      73,411      97,881     122,351     146,821    171,291
       450,000      55,190      82,786     110,381     137,976     165,571    193,166
       500,000      61,440      92,161     122,881     153,601     184,321    215,041
       600,000      73,940     110,911     147,881     184,851     221,821    258,791


      The Supplemental Retirement Plan of the Company (the "Supplemental Plan") covers 26 employees and former employees of the Stanley Furniture division. A participant who retires under any provision of the Stanley Furniture Plan will receive a supplemental retirement allowance equal to the excess, if any, of (a) the amount of benefit the participant would have received under the Old Formula over (b) the amount the participant received under the New Formula.

      The following table shows the years of credited service and accrued annual benefits (determined under the Old Formula and the New Formula) as of December 31, 1993 under the Stanley Furniture Plan for the Named Executive Officers (based upon 1993 salary). Under the provisions of the Stanley Furniture Plan, the accrued benefit payable upon retirement is equal to the greater of the amount calculated under the Old Formula as of December 31, 1988 (the "grandfathered amount") or the New Formula. The benefits the Named Executive Officers may become entitled to receive under the Supplemental Plan are shown as grandfathered amounts.


                                                 Accrued Benefit
                                                 ---------------
                          Years of
                          Credited     Old          New       Grandfathered











   Officer                 Service   Formula      Formula        Formula
   -------                 -------   -------      -------        -------
Albert L. Prillaman          25     $150,416      $66,455        $45,709
Lawrence E. Webb, Jr.        14       57,508       35,223         14,926
C. William Cubberley, Jr.     8       21,517       16,165          3,942
Bobby I. Hodges              27       54,929       43,325         22,487
Douglas I. Payne              9       12,474        8,794          2,328

1992 STOCK OPTION PLAN

      On October 21, 1992, the Board of Directors of the Company adopted the 1992 Stock Option Plan and it was submitted to and approved by shareholders on November 6, 1992. Effective June 1, 1993, the Board of Directors adopted an amendment of the 1992 Stock Option Plan (as amended, the "1992 Plan").

      The 1992 Plan became effective October 1, 1992 and unless sooner terminated by the Board of Directors, the Plan will terminate on September 30, 2002. No incentive awards may be made under the 1992 Plan after termination.

      The 1992 Plan was adopted to provide a means for selected key management employees of the Company to increase their personal financial interest in the Company, thereby stimulating their efforts on behalf of the Company and its shareholders, and also to strengthen their desire to remain with the Company (references to the "Company" in this section will include any parent and subsidiary corporations).

      As of February 28, 1994, options granted under the 1992 Plan were as follows: Mr. Prillaman - 290,210; Mr. Webb - 186,720; Mr. Cubberley - 32,977; Mr. Hodges - 41,023; Mr. Payne - 13,515; all Executive Officers as a group (6 persons) - 569,977; and all employees (other than executive officers) - 98,340. Non-employee directors are not eligible for, and have not been granted, options under the 1992 Plan. The recipients of future grants under the 1992 Plan are indeterminable at this time.

      The closing price of the Company's Common Stock as reported on the Nasdaq National Market System on March 2, 1994 was $13-1/2.

      The principal features of the 1992 Plan are summarized below.

      General. The 1992 Plan authorizes the reservation of 669,199 shares of Common Stock for issuance pursuant to incentive awards. Such incentive awards may be in the form of stock options or tax offset rights (as described below).

      If an incentive award is cancelled, terminates or lapses unexercised, any unissued shares allocable to such incentive award may be subjected again to an incentive award. An award under the 1992 Plan may be conditioned upon the surrender for cancellation of an existing incentive award.

      Adjustments will be made in the number of shares which may be issued under the 1992 Plan in the event of a future stock dividend, stock split or similar prorata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock.












      Eligibility. All present and future employees of the Company who hold positions with management responsibilities are eligible to receive incentive awards under the 1992 Plan. As of February 28, 1994, approximately 25 employees are eligible to participate in the 1992 Plan.

      Programs. Incentive awards under the 1992 Plan may be made under three programs: the Performance Program, the Value Program and the Vested Program. Vesting of incentive awards under the Performance Program is subject to the Company meeting certain performance goals or upon the employee's continued employment until December 31, 2001. Vesting of incentive awards under the Value Program is subject to the employee's continued employment. Incentive awards under the Value Program are also vested upon a change of control of the Company. Incentive awards under the Vested Program are vested on the date of grant. Upon completion of the Company's public offering of Common Stock in July 1993, all outstanding options under the 1992 Plan vested and became exercisable.

      Administration. The 1992 Plan provides for administration by a committee (the "Committee") comprised of at least two directors of the Company who are not eligible to participate in the 1992 Plan or any similar plan of the Company. The Committee will be the Compensation Committee unless another committee is appointed by the Board. The Committee has the power and complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options received under the 1992 Plan, and may impose such other restrictions and requirements as it may deem appropriate, including reserving the right for the Company to reacquire shares issued pursuant to an incentive award.

      Stock Options. Options to purchase shares of Common Stock granted under the 1992 Plan may only be nonstatutory stock options. Nonstatutory stock options do not qualify for the favorable income tax treatment under Code
Section 422 that is provided to incentive stock options. The option price of Common Stock covered by a stock option under the 1992 Plan may not be less than 100% of the fair market value of the Common Stock on the date of the option grant.

      Options may only be exercised at such times as may be specified by the Committee, provided, however, that stock options may not be exercised after the first to occur of (i) ten years from the date on which the stock option was granted, (ii) 90 days from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. The Committee may grant options with a provision that an option not otherwise exercisable will become exercisable upon a "change of control" (a term defined in the Plan).

      If the option so provides, an optionee exercising an option may pay the purchase price in cash; by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.












      Transferability of Incentive Awards. No options granted under the 1992 Plan may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the 1992 Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the 1992 Plan.

      Amendment of the 1992 Plan and Incentive Awards. The Board of Directors may amend the 1992 Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the 1992
Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the 1992 Plan, or (iii) materially modify the requirements of eligibility for participation in the 1992 Plan. Incentive awards granted under the 1992 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the 1992 Plan.

      Federal Income Tax Consequences. An employee will not incur federal income tax when he is granted a nonstatutory stock option. Upon exercise of a nonstatutory stock option, an employee generally will recognize ordinary income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Committee has authority under the 1992 Plan to include provisions allowing the employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option withheld to cover his tax liabilities if permissible under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The election will be effective only if approved by the Committee and made in compliance with other requirements set forth in the 1992 Plan. The Committee also has the authority to issue tax offset rights to an employee that enable the employee to receive in cash from the Company an amount equal to or approximating the withholding taxes due on the exercise of a stock option.

      An employee may deliver shares of Common Stock instead of cash to acquire shares under a nonstatutory stock option, without having to recognize taxable gain on any appreciation in value of the shares delivered.

      The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this occurs upon exercise of nonstatutory options. Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements. In addition, for the Company's taxable year beginning October 1, 1994 and later years, the Company may not deduct annual compensation in excess of $1 million paid to each of its chief executive officer and its other four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Based on proposed Internal Revenue Service regulations, stock options granted under the 1992 Plan for 1994 and earlier years should qualify for the performance-based compensation exemption.

      This summary of Federal income tax consequences of nonstatutory stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of incentive awards should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for executive officers, alternative minimum tax rules, taxes on parachute payments and the tax consequences of the sale of shares acquired under the Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

      Executive Compensation Philosophy. Under the supervision of the Compensation Committee of the Board of Directors, the Corporation has developed and implemented compensation policies, plans, and programs which seek to enhance the profitability of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its shareholders. The Committee believes that equity ownership by management is beneficial in aligning management and shareholder interests in the enhancement of shareholder value.

      The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. The Committee incorporates a number of factors in establishing compensation to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, and balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and personal responsibility goals, with varying weight being given to individual factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

      The Committee believes that the Company's overall executive compensation package is important to allow the Company to obtain and retain the services of top executives with significant and extensive responsibilities. The Company operates with a small team of top executives. These executives are responsible for both overall strategic policy of the Company and direct, day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

      The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, supplemental retirement benefits and, for certain executive officers, other benefits.

      Base Salary. The Committee sets base salary at the minimum level sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives which encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

      Annual Incentives. The Company's annual incentive compensation program is the Executive Incentive Compensation Plan (the "Incentive Plan") for corporate officers and key employees who can directly influence the Company's financial results. The employees participating in the Incentive Plan are selected by the Compensation Committee at the beginning of each fiscal year. Awards under the Incentive Plan are based on the achievement of individual performance and corporate objectives which are established annually in conjunction with adoption of the Company's budget for the next fiscal year. At that time, the Compensation Committee sets corporate objectives for the coming fiscal year. The performance targets consist of two elements. The first element is the Company's earnings before interest and taxes ("EBIT"). The EBIT performance of the Company is 60% of the total target. If the Company reaches the EBIT target, 60% of the bonus is paid. No bonus is paid if certain EBIT thresholds are not met. The second element representing 40% of the bonus is a mixture of individual targets that reflect the responsibilities of the individual employee. The targets are based on such factors as sales growth, control of costs, quality performance measured by returns and allowances, inventory management and organizational improvements. If the objectives are not achieved, cash bonuses may be paid due to individual achievements at the discretion of the Compensation Committee.

      The performance targets for awards to participating employees under the Incentive Plan are recommended by management of the Company subject to approval by the Compensation Committee. An award is set at a percentage of either an employee's base salary or his salary grade compensation midpoint for the fiscal year prior to the year to which the award applies. For the last fiscal year, the bonuses awarded for the named executive officers were 100% of the target amounts.

      Long-Term Incentives. In 1992, the Company adopted a 1992 Stock Option Plan to provide employees with options on the Common Stock. All options under the 1992 Plan must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant. All prior grants made under the 1992 Stock Option Plan became fully vested on the public offering of Common Stock in 1993. A grant of stock options was made to officers during 1993 in connection with the public offering. The total 1993 grants represented 10% of the then outstanding options. The Committee felt that this amount of additional options should be granted to put in place immediate incentives for the officers after the public offering. The grants were made to officers in proportion to their existing outstanding options at an exercise price equal to the initial price of Company's common stock in the public offering. All of the prior granted options had an exercise price based upon the assumed equity valuation of the Company used to determine exchange ratios in the Company's 1992 restructuring. This exercise price is greater than the public offering price and the trading range of the Common Stock before the public offering.

      Other Compensation. The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers -- Defined Benefit Pension Plans." In addition, the Company has entered split-dollar insurance agreements with Messrs. Prillaman and Webb. See "Compensation of











Executive Officers -- Employment Agreements."

      Chief Executive Officer Compensation. Mr. Prillaman has an employment agreement with the Company which was primarily negotiated between Mr. Prillaman and the Company's majority shareholder. See "Compensation of Executive Officers -- Employment Agreements." For 1993, Mr. Prillaman's base salary was increased from $275,000 per year to $310,000 per year. This increase was primarily based on the following factors. Mr. Prillaman had received no salary increase in 1992 and the 1993 base salary will also be his base salary for 1994. The increase also reflected Mr. Prillaman's outstanding efforts during 1991 and 1992. Under Mr. Prillaman's guidance, the Company implemented a new operating strategy in 1991 and completed a financial restructuring in 1992. The Committee believes both of these are crucial to the Company's long-term performance, and were responsible for the Company's improvement in operating results and gains in market share.

      A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. Under his employment contract, Mr. Prillaman is entitled to a graduated bonus amount up to a maximum of 70% of his base salary in effect from time to time, contingent upon the achievement of EBIT targets determined by the Compensation Committee at the beginning of each year. Mr. Prillaman's potential bonus for 1993 was increased by $24,500 due
to his 1993 base salary increase.   For 1993, the Company's EBIT exceeded the
targets established by the Committee and Mr. Prillaman met the established individual targets. Consequently, Mr. Prillaman received 100% of the allowable bonus. In 1993, Mr. Prillaman received a grant of stock options on 26,383 shares under the 1992 Stock Option Plan. The Committee believes that this grant was appropriate for the reasons outlined above under "Long-Term Incentives" and because of the critical role that Mr. Prillaman played in
preparing and executing the public offering.   Mr. Prillaman also
participates in the Supplemental Retirement Plan and has split-dollar insurance pursuant to the terms of his employment contract.

      The members of the Compensation Committee are:
            David V. Harkins
            C. Hunter Boll
            Edward J. Mack



PERFORMANCE GRAPH

      The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from November 10, 1992 to December 31, 1993. The Common Stock began trading on the Nasdaq Small-Cap Market on November 10, 1992. In conjunction with a public offering, the Common Stock began trading on the Nasdaq National Market on July 1, 1993. In the graph below, the Company's data points for November 10, 1992 and December 31, 1992 represent the average of the bid and ask prices for such days. The Company's data point for June 30, 1993 reflects the public offering price of $8.50 per share. The Company's data point for December 31, 1993 reflects that day's closing price of the Common Stock on the Nasdaq National Market.













             (PERFORMANCE GRAPH FILED SEPARATELY UNDER COVER OF FORM SE)


(1) The graph shows the cumulative total return on $100 invested on November 10, 1992 in Common Stock or specified index - including reinvestment of dividends.
(2) SIC Code 2511 Wood household Furniture Index as prepared by Media General Financial Services, Inc. At February 25, 1994, SIC Code 2511 consisted of: Ameriwood Industries International Corp., Bassett Furniture Industries, Inc., Bush Industries Inc., Chromcraft Revington Inc., DMI Furniture, Inc., Ethan Allen Inc., Interco Incorporated, Ladd Furniture Inc., Masco Corp., Pulaski Furniture Corp., Stanley Furniture Company, Inc. and Wellington Hall, Ltd.
(3) Nasdaq Non-Financial Stock Index prepared for the Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company is a party to a Management Agreement, pursuant to which the Company's predecessors engaged the Lee Company for the purposes of providing them with substantial consulting services and management advisory services. These services have been and will be in the field of financial and strategic corporate planning and such other management areas as the parties mutually agree. These services have included advice concerning strategic corporate planning, potential acquisitions and financial planning. The term of this Agreement began on September 29, 1988 and will expire on September 30, 1998. In consideration for the services provided by the Lee Company under the Management Agreement, the Company pays the Lee Company $250,000 annually. Management did not obtain bids from third parties for similar services before the Company entered into the Management Agreement.

      In connection with a comprehensive financial restructuring in 1992, the Lee Fund became a participant with the Company's senior lender to the extent of $2 million under the Company's senior bank credit facility (the "Senior Credit Facility"), which provided that the Lee Fund's $2 million participation would be purchased when the Company's senior lender obtained at least one other participant in the Senior Credit Facility willing to participate to the extent of at least $2 million. In April 1993, the Company's senior lender obtained another participant in the Senior Credit Facility, and the Lee Fund's $2 million participation was purchased.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1994, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director, by each of the Named Executive Officers and by all directors and executive officers as a group:


                                          Amount and Nature          Percent of











         Name                          of Beneficial Ownership          Class
         ----                          -----------------------          -----
ML-Lee Acquisition Fund, L.P.(a)               2,675,552(b)             56.7%
Albert L. Prillaman(c)                           339,107(d)              6.8%
Lawrence E. Webb, Jr.(c)                         209,086(e)              4.3%
Bobby I. Hodges(c)                                49,784(f)              1.0%
C. William Cubberley, Jr.(c)                      37,490(g)              (h)
Douglas I. Payne(c)                               14,380(i)              (h)
David V. Harkins(j)                                2,581(b)(k)           (h)
C. Hunter Boll(i)                                  1,548(b)(l)           (h)
Edward J. Mack(c)                                  1,162                 (h)
All directors and executive officers
   as a group (9 persons)                        660,670(b)(m)          12.5%

________________________
(a) The business address for such beneficial owner is c/o Merrill Lynch Investment Banking Group, World Financial Center, South Tower, New York, New York 10080-6123.
(b) In addition, the Lee Fund II owns an aggregate of 41,616 shares (0.88%) of the Common Stock. Each of THL Advisors I (with respect to the Lee
      Fund), THL Advisors II (with respect to the Lee Fund II), Thomas H. Lee, as Trustee of THL Advisors I and THL Advisors II and an individual general partner of the Lee Fund and the Lee Fund II, David V. Harkins, as Senior Vice President and Trustee of THL Advisors I and Senior Vice President of Mezzanine II, and C. Hunter Boll, as Vice President of THL Advisors I and Mezzanine II, may be deemed to be beneficial owners of the 2,675,552 and 41,616 shares held by the Lee Fund and the Lee Fund II, respectively. Each of THL Advisors I, THL Advisors II, Mr. Lee, Mr. Harkins and Mr. Boll disclaim beneficial ownership of such shares. Thomas H. Lee is also the sole beneficiary of the 1989 Thomas H. Lee Nominee Trust (the "Trust") which holds 30,409 (0.64%) shares of the Common Stock.
(c) The business address for such persons is c/o Stanley Furniture Company, Inc., Route 57, Stanleytown, Virginia 24168.
(d) Includes 290,210 shares which could be acquired through exercise of stock options.
(e) Includes 186,720 shares which could be acquired through exercise of stock options.
(f) Includes 41,023 shares which could be acquired through exercise of stock options.
(g) Includes 32,977 shares which could be acquired through exercise of stock options.
(h)   Less than 1%.
(i) Includes 13,515 shares which could be acquired through exercise of stock options.
(j) The business address for such persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.
(k) Includes 1,290 shares Mr. Harkins may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.
(l) Includes 774 shares Mr. Boll may receive in respect of shares of Common Stock he presently has a right to purchase from the Trust.
(m) Includes 569,977 shares which could be acquired through exercise of stock options.

                                RATIFICATION OF SELECTION OF











                               INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors, upon the recommendation of the Audit Committee, selected the firm of Coopers & Lybrand as independent public accountants for the Company for 1994, subject to ratification by the shareholders. Action by shareholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the shareholders an opportunity to ratify the Board's selection. If the shareholders do not ratify the selection of Coopers & Lybrand, the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of Coopers & Lybrand as independent public accountants for 1994.

      Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                       OTHER BUSINESS

      Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                                   ADDITIONAL INFORMATION


      Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of the matters to be considered at the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting, unless otherwise indicated. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently. With respect to the election of directors, the two nominees in each class (one nominee in the case of the class whose term ends in 1995) receiving the greatest number of votes cast for the election of directors will be elected.

      A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.


      Shareholder Proposals for 1995 Annual Meeting. Any shareholder desiring to present a proposal to the shareholders at the 1995 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 7, 1994. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                                           By Order of the Board of Directors,

                                                 Douglas I. Payne
                                                      Secretary



March 7, 1994

REVOCABLE PROXY
                      STANLEY FURNITURE COMPANY, INC.

              Annual Meeting of Shareholders - April 26, 1994
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on February 28, 1994, at the Annual Meeting of Shareholders to be held April 26, 1994, and at any adjournment thereof.

(1) ELECTION OF DIRECTORS
   ( )     FOR all nominees listed            ( ) WITHHOLD AUTHORITY to vote
           below (except as indicated             for all nominees listed below
           otherwise below)


    NOMINEES:  David V. Harkins, Albert L. Prillaman, C. Hunter Boll,
               Lawrence E. Webb, Jr. and Edward J. Mack

    INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.


___________________________________________________________________________

(2) Ratification of the selection of Coopers & Lybrand as independent public accountants of the Company for 1994.

       ( )  FOR               ( )  AGAINST             ( )  ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

    All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on April 26, 1994, receipt of which is hereby acknowledged.

                     (Continued and to be dated and signed on reverse side)

                                                 (continued from reverse side)

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirm all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                        Please date this Proxy Card and sign
                                        your name exactly as it appears hereon.
                                        Where there is more than one owner,
                                        each should sign.  When signing as an
                                        attorney, administrator, executor,
                                        guardian or trustee, please add your
                                        title as such.  If executed by a
                                        corporation, this Proxy Card should be
                                        signed by a duly authorized officer.
                                        If executed by a partnership, please
                                        sign in partnership name by authorized
                                        persons.

                                        Dated ___________________________, 1994

                                        ___________________________________

                                        ___________________________________

                                        Please promptly mark, sign, and mail
                                        this Proxy Card in the enclosed
                                        envelope.  No postage is required.